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Exhibit 3.1.2

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
EDISON MISSION ENERGY

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        Edison Mission Energy, a Delaware corporation (hereinafter called the "Corporation") does hereby certify as follows:

        FIRST:    Article SIXTH of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

    SIXTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (1)   The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the "Board of Directors").

        (2)   The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

        (3)   The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

        (4)   The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

        (5)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are herby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholder; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had been adopted.

        (6)   Shares of the stock of this Corporation owned by its subsidiaries shall not be entitled to vote on any matter at any meeting of stockholders or any adjournment thereof.

        SECOND:    The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware pursuant to an action without meeting of stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Edison Mission Energy has caused this Certificate to be duly executed in its corporate name this 8th day of August, 2007.

EDISON MISSION ENERGY
By:	/s/ Steven D. Eisenberg
Name:	Steven D. Eisenberg
Title:	Vice President and General Counsel

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CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF EDISON MISSION ENERGY